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                                                                   Exhibit 99.1


[OBJECT OMITTED]

TENERA, Inc.
100 Bush Street, Suite 850
San Francisco, CA 94104

                        TENERA Announces Further Actions


For Immediate Release
Tuesday, July 1, 2003

Contact:      Jeffrey Hazarian, Chief Executive Officer
              James Robison, Controller and Treasurer
              (415) 445-3200


         SAN FRANCISCO, CALIFORNIA-- As previously announced, TENERA, Inc. (AMEX: TNR; the "Company") has undertaken efforts to either sell or dispose of its operating segments as quickly as possible this year or permit its operating units to dispose of their assets. The Company then reported the dispositions of the operating assets by two of its operating subsidiaries, TENERA Energy, LLC, and GoTrain Corp, and that it was reviewing various disposition alternatives involving its last remaining subsidiary, TENERA Rocky Flats, LLC. Today, in furtherance of this program, the Company announced that TENERA Rocky Flats, LLC approved the transfer (in exchange for a small amount of cash, assumption of certain of the joint venture management responsibilities and recruitment of remaining key personnel) of TENERA Rocky Flats, LLC's remaining contracted work scopes for the Department of Energy sites to The S.M. Stoller Corporation, a Colorado corporation and one of the Company's joint-venture partners for the Rocky Flats Site contract.

         Management continues to anticipate that the cash resources of the Company and its subsidiaries, although increased by the net proceeds of these sales, will be substantially used to fund acquisition escrow requirements and complete course work obligations associated with the GoTrain Corp. sale, retire the Company's and Go-Train's indebtedness, applied toward the obligations of the Company's other creditors, and offset costs associated with the disposition plan underway. The Company presently is examining the best alternatives for any available cash after all of its present and future obligations are determined, including a wind-down of its operations. However, we cannot predict the amount of cash, if any, that will be available for distribution to TENERA's shareholders should a wind-down be effected.

            Also previously announced, the American Stock Exchange ("AMEX") had notified the Company that it does not meet certain of the Exchange's continued listing standards. The Company has now submitted a response acknowledging the notification and that it is conducting a review of the alternatives available to the Company. There can be no assurance however that the Company will be able to present a plan that will meet the continued AMEX listing standards, or if it does not, will be able to provide an alterative market for its outstanding shares.

         Statements contained in this press release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include plan to



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dispose of operating segments, economic slowdown, uncertainty of access to capital, reliance on major customers, history of losses, uncertainty of future profitability, competition, reliance on key personnel, uncertainty regarding industry trends and customer demand, and risk of government contracts audits. Additional risks are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Form 10-K filed on April 15, 2003.

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